As filed with the Securities and Exchange Commission on November 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	34-0276860
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1025 West NASA Boulevard Melbourne, Florida	32919
(Address of Principal Executive Offices)	(Zip Code)

HARRIS CORPORATION 2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

Scott T. Mikuen, Esq.

Senior Vice President, General Counsel and Secretary

HARRIS CORPORATION

1025 West NASA Boulevard

Melbourne, Florida 32919

(Name and address of agent for service)

(321) 727-9100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $1.00 per share	31,804,824	$74.86	$2,380,750,100.52	$239,741.54

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers up to 31,804,824 shares of Harris Corporation’s common stock, par value $1.00 per share (the “Common Stock”) authorized for issuance under the Harris Corporation 2015 Equity Incentive Plan (the “2015 Equity Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares which may be offered or issued to prevent dilution resulting from any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The fee is based on the average of the high ($75.34) and low ($74.37) sales prices of the Registrant’s Common Stock on October 27, 2015, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 31,804,824 shares of Common Stock authorized for issuance under the 2015 Equity Plan approved by the shareholders of Harris Corporation, a Delaware corporation (the “Registrant”), at its Annual Meeting of Shareholders held on October 23, 2015. As a result of the approval of the 2015 Equity Plan, the Harris Corporation 2005 Equity Incentive Plan was terminated with respect to new awards effective October 23, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference and made a part hereof:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 3, 2015, filed with the Commission on August 31, 2015, including portions of the Registrant’s Proxy Statement for the 2015 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

2. The Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the Commission on July 8, 2015, August 14, 2015, September 2, 2015 and October 28, 2015;

3. The description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statements pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description; and

4. The description of the Registrant’s Common Stock set forth under the caption “Description of Capital Stock” in the Registrant’s Registration Statement on Form S-3ASR (Registration Statement No. 333-186929) filed with the Commission on February 27, 2013.

All reports and other documents filed by the Registrant (other than any portion of such filings that are furnished under applicable rules of the Commission rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such reports and other documents.

Any statement contained in a report or other document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 5. Interests of Named Experts and Counsel.

Scott T. Mikuen, an employee of the Registrant and its Senior Vice President, General Counsel and Secretary, will pass upon certain legal matters in connection with the Common Stock covered by this Registration Statement for the Registrant. Mr. Mikuen is eligible to participate in the 2015 Equity Plan and also owns shares of the Registrant’s Common Stock and options and other equity-based awards with respect to the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This power to indemnify applies to actions brought by or in the right of the corporation to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the prior paragraphs, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s By-Laws provide for indemnification of (among others) the Registrant’s current and former directors and officers to the full extent permitted by law. The Registrant’s By-Laws also provide that expenses (including attorneys’ fees) incurred by any such person in defending actions, suits or proceedings shall be paid or reimbursed by the Registrant promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Registrant of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation provides that its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit.

While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions described in the preceding paragraph apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as a director, and do not apply to officers of the Registrant who are not directors.

As permitted by the DGCL, the Registrant maintains officers’ and directors’ liability insurance that insures against claims and liabilities (with stated exceptions) that officers and directors of the Registrant may incur in such capacities. In addition, the Registrant has entered into indemnification agreements with each of the directors and executive officers pursuant to which each director and executive officer is entitled to be indemnified to the extent of the highest and most advantageous to such officer or director, as determined by the officer or director, of one or any combination of the following: (a) benefits provided by the Registrant’s Certificate of Incorporation or By-Laws in effect on the date of the indemnification agreement or at the time indemnification is sought or expenses are incurred by such officer or director; (b) benefits allowable under Delaware law in effect on the date of the indemnification agreement or the law of the jurisdiction under which the Registrant exists at the time indemnification is sought or expenses are incurred by such officer or director; (c) benefits available under liability insurance obtained by the Registrant; and (d) such other benefits as may be otherwise available to such officer or director under then existing practices of the Registrant.

The foregoing summaries are subject to the complete text of the DGCL and the Registrant’s Restated Certificate of Incorporation, By-Laws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on November 3, 2015.

HARRIS CORPORATION

By:	/s/ William M. Brown
	Name:	William M. Brown
	Title:	Chairman, President and Chief Executive Officer

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints SCOTT T. MIKUEN and ROBERT A. JOHNSON JR., and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in the name, place and stead of the undersigned, for him or her in any and all capacities, to sign the Registration Statement of Harris Corporation on Form S-8 under the Securities Act of 1933, as amended, with respect to shares of Harris Corporation’s common stock issuable under the Harris Corporation 2015 Equity Incentive Plan, and any and all amendments including post-effective amendments, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorneys-in-fact or agents or their substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William M. Brown	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	November 3, 2015
William M. Brown

/s/ Miguel A. Lopez	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 3, 2015
Miguel A. Lopez

/s/ Todd Taylor	Vice President, Principal Accounting Officer (Principal Accounting Officer)	November 3, 2015
Todd Taylor

/s/ Peter W. Chiarelli	Director	November 3, 2015
Peter W. Chiarelli

/s/ Thomas A. Dattilo	Director	November 3, 2015
Thomas A. Dattilo

/s/ Terry D. Growcock	Director	November 3, 2015
Terry D. Growcock

/s/ Lewis Hay III	Director	November 3, 2015
Lewis Hay III

/s/ Vyomesh I. Joshi	Director	November 3, 2015
Vyomesh I. Joshi

/s/ Karen Katen	Director	November 3, 2015
Karen Katen

/s/ Leslie F. Kenne	Director	November 3, 2015
Leslie F. Kenne

/s/ David B. Rickard	Director	November 3, 2015
David B. Rickard

/s/ James C. Stoffel	Director	November 3, 2015
James C. Stoffel

/s/ Gregory T. Swienton	Director	November 3, 2015
Gregory T. Swienton

/s/ Hansel E. Tookes II	Director	November 3, 2015
Hansel E. Tookes II

EXHIBIT INDEX

Exhibit No. Under Reg. S-K, Item 601	Description

4(a)	Restated Certificate of Incorporation of Harris Corporation (1995), as amended, incorporated herein by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2012. (Commission File Number 1-3863)

4(b)	By-Laws of Harris Corporation, as amended and restated effective December 5, 2014, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 8, 2014. (Commission File Number 1-3863)

4(c)	Specimen stock certificate for the Registrant’s Common Stock, incorporated herein by reference to Exhibit 4(a) to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004. (Commission File Number 1-3863)

4(d)	Harris Corporation 2015 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 28, 2015. (Commission File Number 1-3863)

5	Opinion of Scott T. Mikuen, Esq., Senior Vice President, General Counsel and Secretary of the Registrant, as to the validity of the securities registered hereby.

23(a)	Consent of Scott T. Mikuen, Esq. (included in Opinion in Exhibit 5).

23(b)	Consent of Ernst & Young LLP.

24	Powers of Attorney (contained in the signature page to this Registration Statement).